EXHIBIT 10.1
KNOVA SOFTWARE, INC.
SEPARATION AGREEMENT AND GENERAL RELEASE
     This Separation Agreement and General Release (this “Agreement”) is made on this 30th day of June 2005 by and between Knova Software, Inc., a Delaware corporation, and its parents, subsidiaries and other affiliates (collectively, the “Company”), and Scott Schwartzman (“Employee”).
RECITALS
     Whereas, the Company and Employee previously entered into an Employment Agreement, dated as of April 2005, governing the terms of Employee’s employment with the Company (the “Employment Agreement”);
     Whereas, the Company and Employee previously entered into a Proprietary Information Agreement, dated as of _______ (the “Confidentiality Agreement”), regarding certain obligations of Employee to the Company in connection with Employee’s employment with the Company;
     Whereas, the Company and Employee previously entered into those Stock Option Agreements listed on Exhibit A hereto (collectively, the “Option Agreements”), governing the terms of option grants for the purchase of up to an aggregate of 132,499 shares of the Company’s Common Stock (collectively, the “Options”);
     Whereas, the parties hereto desire to terminate Employee’s employment with the Company and desire to set forth the terms and conditions of such termination as may be provided in the Agreements or as otherwise set forth herein.
AGREEMENT
     In consideration of the mutual premises contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties to this Agreement agree as follows:
     1. Position. Employee presently serves as the Chief Operating Officer of the Company and, until his resignation on June 23, 2005 from such position, he served as the Chief Financial Officer of the Company. Employee desires to reach a full and final settlement and resolution of all past, present and future claims, controversies and disputes that he has or may have against the Company and/or any person related in any way to his employment with the Company and/or its present and former stockholders, directors, officers or employees.
     2. Termination Date. Employee’s last date of employment with the Company will be June 30, 2005 (the “Termination Date”). On the Termination Date, the Company shall pay to Employee all earned but unpaid salary. The Company will also provide to Employee full information regarding his rights to health insurance continuation and retirement benefits and will provide reasonable assistance to Employee in preserving or obtaining such rights. Effective as of the Termination Date, Employee shall resign as an employee and each and every officer position he holds in the Company or any of its subsidiaries.
     3. Severance Benefits. In consideration of this Agreement, the Company agrees to:
          (a) Cash Severance Payment. Pay Employee in one lump sum payment the sum of $146,250, which is equivalent to nine months of current base compensation (the “Severance Payment”). The Severance Payment will be made within three business days following the Revocation Period (as defined in Section 10(k) below) provided that Employee has not revoked this Agreement in accordance with Section 10(k) below.
          (b) Options. The Company will accelerate vesting for that number of Employee’s unvested options by an amount equal to the number of option shares that would have vested from the date hereof through the one year anniversary of the date hereof pursuant to the terms of the Option Agreements had Employee’s employment not been terminated. In addition, the Company hereby agrees to extent the period within which Employee may exercise the vested portion of his Options (including the option shares being accelerated hereunder) until the one year anniversary of the Effective Date.
          (c) COBRA Benefits. In the event Employee elects to continue his health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), pay the cost of COBRA benefits until (i) the date which is nine months after the Termination Date, or (iii) at such time as Employee procures alternative insurance reasonably comparable to the COBRA benefits either through new employment arrangements or otherwise.
     4. Consulting.
          (a) Employee Obligations. In consideration of this Agreement, Employee agrees to make himself available for up to ten hours per week to the Company on a consulting basis for the period commencing after the Termination Date through and until August 31, 2005 (the “Consulting Termination Date”).
          (b) Consideration. Employee shall not receive any additional consideration for consulting services performed pursuant to Section 4(a) above other than as set forth in Section 3(b) above.
          (c) Termination. The consulting services provided for in this Section shall terminate on the earliest to occur of the following and Employee shall have no further obligations to provide such services: (i) the Consulting Termination Date, (ii) at such time as the Company determines, at its convenience, that such services are no longer necessary, (iii) a merger or sale of the Company or a transaction or series of transactions immediately after the consummation of which the existing stockholders of the Company do not own at least 50% of the voting stock of the Company, (iv) the liquidation, dissolution or winding up of the Company or (v) the filing by the Company for protection under the bankruptcy laws of the United States.

     5. Release.
          (a) Release by Employee. In consideration of this Agreement, Employee hereby releases, acquits and forever discharges the Company, its parents, subsidiaries and affiliates, and its and their respective officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification Employee may have as a result of any action against him based on his employment with the Company, or as otherwise provided in applicable insurance policies or other agreements) arising out of or in any way related to events, acts or conduct occurring on or prior to the date Employee executes this Agreement, arising out of or in any way connected with this Agreement, Employee’s employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Americans with Disabilities Act of 1990; New Jersey’s Law Against Discrimination; tort law; contract law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing.
     Employee acknowledges that he may request the information required by the Older Workers Benefit Protection Act. Employee also acknowledges that the release of claims under the ADEA is subject to special waiver protection. Therefore, in accordance with that section, Employee specifically agrees that he knowingly and voluntarily releases and waives any rights or claims of discrimination under the ADEA. In particular, Employee represents and acknowledges that he understands the following: (a) Employee is not waiving rights or claims for age discrimination under the ADEA that may arise after the date he signs this Agreement; and (b) Employee is waiving rights or claims for age discrimination under the ADEA in exchange for the payments described herein.
          (b) Release by the Company. In consideration of this Agreement, the Company, on its behalf and its officers, directors, successors, assigns and affiliates, hereby releases, acquits, and forever discharges Employee from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time within the course and scope of Employee’s employment with the Company.
          (c) California Civil Code. Although the Employee and Company acknowledge and agree that this Agreement shall be governed by New Jersey law in accordance with Section 10(b) below, if for any reason this Agreement is deemed to be governed by

California law, then Employee and the Company each acknowledge that it has read and understands the language of Section 1542 of the California Civil Code, which provides:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM/HER MUST HAVE MATERIALLY AFFECTED HIS/HER SETTLEMENT WITH THE DEBTOR.”
     If applicable, Employee and the Company each expressly waive and relinquish all benefits, rights and protection under § 1542 and any law of any jurisdiction of similar effect with respect to the release of any claims that Employee or the Company may have against the other party. Employee and the Company understand and agree that claims or facts in addition to or different from those which are now known or believed by him or it to exist may hereafter be discovered, but it is Employee’s and the Company’s intention to settle fully and release all of the claims either party may have against each other, whether known, unknown or suspected.
     6. Representations and Warranties by Employee.
          (a) Compensation. Employee represents and warrants that amounts paid under Section 2 above constitute the full amount of earned but unpaid salary and all accrued vacation and PTO time, each as of the Termination Date.
          (b) Workers’ Compensation. Employee represents and warrants that he has not and will not file or pursue a claim for Workers’ Compensation benefits arising out of his employment with the Company, and that he has not suffered an injury in the course and scope of his employment with the Company.
          (c) Assignment; Indemnification by Employee. Employee represents and warrants that he has not assigned, transferred or conveyed to any person or entity any claim, demand, liability or obligation or cause of action released by this Agreement. Employee agrees to indemnify, defend and hold harmless the Company, and/or any present or former director, officer or employee of the Company from any claims which may be asserted against them based on, or arising out of, any such assignment, transfer or conveyance.
     7. Covenants.
          (a) Transition. Employee agrees to render all necessary and reasonable cooperation to the Company to transfer his duties and responsibilities as may be directed by the Company.
          (b) Statements. Employee agrees that he will make no disparaging comments whatsoever about the Company, its present or former directors, officers, employees or affiliated entities. The Company agrees that its officers and directors will make no disparaging comments about Employee.

          (c) Publicity. Notwithstanding the restrictions set forth in the Confidentiality Agreement, Employee shall not, unless required by compulsory legal process, disclose to any person (or encourage or cause any third-party to disclose) in any forum or medium (including, but not limited to, television, radio, newspaper, magazine, Internet website, electronic bulletin board, electronic chat room or e-mail) the terms of this Agreement, the benefit being paid under it or the fact of its payment, except that Employee may disclose this information to his spouse, as well as his attorneys, accountants or other professional advisors to whom he must make disclosure in order for them to render professional services to him. In all cases, however, Employee will instruct them to maintain the confidentiality of this information.
          (d) Covenant Not to Sue. The parties hereto agree not to initiate or cause to be initiated against any of the parties released under Section 5 above, any lawsuit, compliance review, administrative claim, investigation or proceedings of any kind which pertain in any manner to the claims released in Section 5 above.
     8. Confidentiality Agreement. Parties hereto agree that the terms and conditions of the Confidentiality Agreement not otherwise inconsistent with the terms set forth herein shall remain in full force and effect.
     9. Termination. Unless Employee has breached the terms of any representation or warranty made by Employee contained herein or except as set forth herein, the Company shall not have the right to terminate this Agreement prior to the satisfaction of its obligations hereunder.
     10. Miscellaneous.
          (a) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the heirs, estate, representatives, successors and assigns of each of the parties hereto.
          (b) Governing Law. This Agreement shall in all respects be interpreted, enforced and governed by and under the laws of the State of New Jersey, excluding conflicts of law principles thereof.
          (c) Counterparts. This Agreement may be executed in counterparts, and by facsimile, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
          (d) Interpretation. In interpreting the language of this Agreement, both parties to this Agreement shall be treated as having drafted this Agreement after meaningful negotiations.
          (e) Amendments. This Agreement may be modified only in writing signed by both parties hereto.

          (f) Severability. If any provision of this Agreement is held to be invalid, void, or unenforceable, the remaining provisions shall remain in full force and effect.
          (g) Arbitration. Any dispute or controversy arising out of or relating to the construction or application of any terms, covenants or conditions of this Agreement or any claimed breach hereof (other than as set forth herein) shall be settled, at the request of either party, by an arbitration proceeding conducted in accordance with the rules of the American Arbitration Association (“AAA”), with the award determined to be appropriate by the arbitrator therein to be final, non-appealable and binding on the parties hereto, and with judgment upon such award as is rendered in any such arbitration proceeding available for entry and enforcement in any court having jurisdiction over the parties hereto. The arbitrator shall be an impartial arbitrator qualified to serve in accordance with the rules of the AAA and shall be reasonably acceptable to each of the Company and Employee. If no such acceptable arbitrator is so appointed within 15 days after the initial request for arbitration of such disputed matter, each of the parties hereto shall promptly designate a person qualified to serve as an arbitrator in accordance with the rules of the AAA, and the two persons so designated shall promptly select the arbitrator from among those persons qualified to serve in accordance with the rules of the AAA. The arbitration shall be held in either Mercer County, New Jersey or in such other place as may be agreed upon at the time by the parties hereto. The expenses of the arbitration proceeding shall be borne equally by the Company and Employee. In the event of breaches of confidentiality obligations by Employee under this Agreement or the Agreements, the Company may seek any and all legal and equitable remedies, including without limitation injunctive relief.
          (h) Attorneys’ Fees. If there is any dispute over the terms or obligations under this Agreement, the prevailing party shall be entitled to recover reasonable attorneys’ fees and costs incurred to enforce or defend this Agreement in any proceeding in which it prevails.
          (i) Entire Agreement. Unless otherwise provided herein, this Agreement is the entire agreement of the parties hereto pertaining to the subject matter hereof and supersedes any prior or contemporaneous negotiations or agreements between the parties hereto, whether written or oral. Unless otherwise provided herein, all prior offer letters, agreements or understandings between the Company and Employee relating to his employment with the Company are hereby terminated and shall be of no further force and effect. Each of the parties hereto acknowledges either representation by counsel throughout all negotiations which preceded the execution of this Agreement, or the opportunity to have this Agreement reviewed by counsel prior to the execution of this Agreement. Each of the parties hereto acknowledges that it has not relied on any promise, representation or warranty, expressed or implied, not contained in this Agreement.
          (j) ACKNOWLEDGEMENT. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS ENTIRE AGREEMENT, THAT HE HAS HAD OPPORTUNITY TO CONSULT COUNSEL TO EXPLAIN THIS AGREEMENT TO HIM, AND THAT HE UNDERSTANDS THIS AGREEMENT AND EACH OF THE PROVISIONS CONTAINED HEREIN. EMPLOYEE FURTHER ACKNOWLEDGES THAT NEITHER THIS AGREEMENT, NOR PAYMENT OF ANY CONSIDERATION PURSUANT TO THIS AGREEMENT, SHALL BE TAKEN OR CONSTRUED TO BE AN ADMISSION OR

CONCESSION OF ANY KIND WITH RESPECT TO LIABILITY OR ALLEGED WRONGDOING BY THE COMPANY. TO THE CONTRARY, THE COMPANY ASSERTS THAT ALL ACTIONS TAKEN WITH REGARD TO EMPLOYEE WERE PROPER AND LAWFUL AND AFFIRMATIVELY DENIES ANY WRONGDOING OF ANY KIND. EMPLOYEE ACKNOWLEDGES THAT THE COMPANY DENIES ANY WRONGDOING OR LIABILITY RELATED TO HIM.
          (k) Enforceability. Employee has been informed by the Company and acknowledges and understands that he has been given up to 45 days to consider the terms of this Agreement (although he need not take the full 45 days to do so), that he may seek advice from an attorney, and that he may revoke this Agreement at any time within seven (7) days following the date of his execution of this Agreement (the “Revocation Period”). Any revocation within the Revocation Period must be submitted in writing to the CEO of the Company at 10201 Torre Avenue, Suite 350, Cupertino, CA 95014, and must state “I hereby revoke my acceptance of the Separation Agreement and General Release.” Other than with respect to Section 2 above, no payment will be made at any time prior to the eighth day following Employee’s execution of this Agreement. In the event that Employee revokes this Agreement within the Revocation Period, this Agreement shall be deemed null and void with no further force and effect.
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     The parties hereto have executed this Separation Agreement and General Release as of the dates set forth below.

COMPANY:

KNOVA SOFTWARE, INC.

By:

Bruce Armstrong
Chief Executive Officer

Dated:

EMPLOYEE:

Scott Schwartzman

Dated:

SIGNATURE PAGE TO SEPARATION AGREEMENT AND GENERAL RELEASE

EXHIBIT A
SCHEDULE OF OPTIONS